Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
FISCAL 2018 THIRD QUARTER RESULTS
Revenues of $43.1 Billion for the Third Quarter, an 11.5 Percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $1.25 and Adjusted Diluted EPS of $1.54

VALLEY FORGE, PA, August 2, 2018 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2018 third quarter ended June 30, 2018, revenue increased 11.5 percent to $43.1 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.25 for the June quarter of fiscal 2018, compared to $0.23 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 7.7 percent to $1.54 in the fiscal third quarter.

The Company continues to expect adjusted diluted EPS for fiscal year 2018 to be near the bottom of its guidance range of $6.45 to $6.65, reflecting growth of 10 percent versus last fiscal year. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2018 Expectations.

“AmerisourceBergen is continuing to execute, invest and innovate to support customer growth and create significant value for our manufacturer and provider partners. As an update on PharMEDium, we notified the FDA two weeks ago that we were resuming limited production at the Memphis facility and expect to commence commercial distribution this month. We continue to expect production in Memphis to increase gradually over time and be fully operational in fiscal 2019,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen.

“As we approach the end of fiscal 2018, we are confident that our strategic long-term partnerships, leadership in specialty distribution and services, innovative services and solutions and strong financial stewardship position us to continue to deliver long-term value to all of our stakeholders," Mr. Collis continued. "I am pleased with the performance in the third quarter and thank all of our associates for their ongoing execution, which continues to help AmerisourceBergen carry out its purpose as we are united in our responsibility to create healthier futures.”

Third Quarter Fiscal Year 2018 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$43.1B	$43.1B
Gross Profit	$1.2B	$1.2B
Operating Expenses	$822M	$697M
Operating Income	$389M	$474M
Interest Expense, Net	$47M	$47M
Tax Rate	19.5%	20.3%
Net Income Attributable to ABC	$276M	$341M
Diluted Shares Outstanding	221M	221M
Diluted Earnings Per Share	$1.25	$1.54

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted (Non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to Non-GAAP reconciliations are presented. For more information related to Non-GAAP financial measures, including our fiscal year 2018 expectations, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Third Quarter GAAP Results

•
Revenue: In the third quarter of fiscal 2018, revenue was $43.1 billion, up 11.5 percent compared to the same quarter in the previous fiscal year, reflecting an 11.6 percent increase in Pharmaceutical Distribution Services revenue and an 8.8 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2018 third quarter was $1.2 billion, a 12.2 percent increase compared to the same period in the previous fiscal year. The increase was primarily due to our revenue growth including the consolidation of Profarma and the acquisition of H. D. Smith. The current year quarter was favorably impacted by an increase in gains from antitrust litigation settlements and negatively impacted by a lower LIFO credit in comparison to the prior year period and a lower contribution from PharMEDium. Gross profit as a percentage of revenue was 2.81 percent, an increase of 2 basis points from the prior year quarter.

•
Operating Expenses: In the third quarter of fiscal 2018, operating expenses were $822.1 million, compared to $909.5 million in the same period last fiscal year. Operating expenses as a percentage of revenue in the fiscal 2018 third quarter was 1.91 percent, compared to 2.35 percent for the same period in the previous fiscal year. The decline in operating expenses was due to a $273.4 million litigation settlement in the prior year quarter, which was largely offset by increases in operating expenses due to the consolidation of Profarma and the specialty joint venture in Brazil, the acquisition of H. D. Smith and duplicate costs resulting from the implementation of new information technology systems.

•
Operating Income: In the fiscal 2018 third quarter, operating income was $389.2 million versus $170.4 million in the prior year quarter primarily due to the increase in gross profit. Operating income as a percentage of revenue increased 46 basis points to 0.90 percent in the fiscal 2018 third quarter compared to the previous fiscal year's third quarter.

•
Interest Expense, Net: In the fiscal 2018 third quarter, net interest expense of $47.2 million was up 32.4 percent versus the prior year quarter, primarily due to the debt issued to finance the H. D. Smith acquisition and the consolidation of Profarma's debt and related interest expense.

•
Tax Rate: The effective tax rate of 19.5 percent for the third quarter of fiscal 2018, down from 62.2 percent in the prior year quarter, primarily reflects the reduction in the U.S. federal income tax rate from 35% to 21%. The effective tax rate in the prior year quarter was negatively impacted by a non-deductible legal settlement charge.

•	Diluted Earnings Per Share: Diluted earnings per share was $1.25 in the third quarter of fiscal 2018 compared to $0.23 in the previous fiscal year’s third quarter.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2018 were 220.8 million, a 0.5 percent decline versus the prior fiscal year third quarter, due primarily to share repurchases, net of stock option exercises.

Definition of Adjusted (Non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Gain from antitrust litigation settlements;

•	LIFO expense (credit);

•	PharMEDium remediation costs;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation, and other;

•	Loss on consolidation of equity investments;

•	Impairment on non-customer note receivable;

•	Loss on early retirement of debt; and a

•	One-time tax reform adjustment.

In addition, we previously issued $600 million of 1.15 percent senior notes that were repaid in May 2017 to fund our initial special share repurchase program to mitigate the dilutive effect of the Warrants. The interest expense incurred relating to this borrowing has been excluded from the Non-GAAP presentation.

Third Quarter Adjusted (Non-GAAP) Results

•
Revenue: In the third quarter of fiscal 2018, revenue was $43.1 billion, up 11.5 percent compared to the same quarter in the previous fiscal year, reflecting an 11.6 percent increase in Pharmaceutical Distribution Services revenue and an 8.8 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2018 third quarter was $1.2 billion, which was up 11.0 percent when compared to the same period in the previous year, primarily due to the increase in gross profit in Pharmaceutical Distribution Services, which reflects the acquisition of H. D. Smith and the consolidation of Profarma, offset in part by a lower contribution from PharMEDium. Gross profit as a percentage of revenue was 2.72 percent, a decrease of 1 basis point from the prior year quarter.

•
Adjusted Operating Expenses: In the third quarter of fiscal 2018, operating expenses were $697.2 million, an increase of 19.4 percent compared to the same period in the last fiscal year. Operating expenses as a percentage of revenue in the fiscal 2018 third quarter was 1.62 percent, compared to 1.51 percent for the same period in the previous fiscal year. The increase in operating expenses was primarily driven by the consolidation of Profarma and the specialty joint venture in Brazil, the acquisition of H. D. Smith and duplicate costs resulting from the implementation of new information technology systems.

•
Adjusted Operating Income: In the fiscal 2018 third quarter, operating income of $474.4 million increased 0.7 percent from the prior year period. Operating income as a percentage of revenue decreased 12 basis points to 1.10 percent in the fiscal 2018 third quarter compared to the previous fiscal year’s third quarter.

•
Adjusted Interest Expense, Net: In the fiscal 2018 third quarter, net interest expense of $47.2 million was up 36.5 percent versus the prior year quarter, primarily due to the debt issued to finance the H. D. Smith acquisition and the consolidation of Profarma's debt and related interest expense.

•
Adjusted Tax Rate: The effective tax rate for the third quarter of fiscal 2018 was 20.3 percent, down from 27.0 percent in the previous fiscal year’s third quarter, primarily driven by a reduction in the U.S. federal income tax rate from 35% to 21%.

•
Adjusted Diluted Earnings Per Share: Diluted earnings per share was up 7.7 percent to $1.54 in the third quarter of fiscal 2018 compared to $1.43 in the previous fiscal year’s third quarter, driven by the benefit from U.S. tax reform.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2018 were 220.8 million, a 0.5 percent decline versus the prior fiscal year third quarter due primarily to share repurchases, net of stock option exercises.

Segment Discussion

The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of reportable segment presentation. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $41.6 billion, an increase of 11.6 percent compared to the same quarter in the prior fiscal year. Segment operating income of $392.7 million in the June quarter of fiscal 2018 was up 3.3 percent compared to the same period in the previous fiscal year, primarily due to an increase in gross profit, largely offset by an increase in operating expenses.

Other

Revenue in Other was $1.6 billion in the third quarter of fiscal 2018, an increase of 8.8 percent compared to the same period in the prior fiscal year, primarily due to the consolidation of the specialty joint venture in Brazil, ABCS's growth in its Canadian operations and World Courier. Operating income in Other decreased 9.9 percent to $82.3 million in the third quarter of fiscal 2018. This decrease was primarily driven by a decline in operating income at ABCS, specifically the Lash Group, and was partially offset by the increased contribution from World Courier.

Recent Company Highlights & Milestones

•
AmerisourceBergen has been recognized by DiversityInc. as a ‘Noteworthy’ company for diversity, based on its hiring, retention and promotion of women, minorities, people with disabilities, LGBT and veterans. This marks the second year in a row AmerisourceBergen has received this notable distinction, which is awarded to companies that have shown continued momentum in diversity and inclusion practices.

•	AmerisourceBergen was ranked #19 on a list of the world’s top 100 most innovative companies in 2018 compiled by Forbes.

•	Recorded our 18th consecutive quarter with 10 percent or greater revenue growth in Specialty distribution.

•
AmerisourceBergen and Good Neighbor Pharmacy announced new and enhanced programs that will help independent pharmacies strengthen the core of their businesses and expand their role within their communities. The programs and solutions, which were presented at ThoughtSpot 2018, Good Neighbor Pharmacy’s annual tradeshow, reflect AmerisourceBergen and Good Neighbor Pharmacy’s continued commitment to supporting independent pharmacies today and in the future.

•
Lash Group launched its newest solution for electronic benefit verification (eBV). Powered by SmartPointSM, a proprietary artificial intelligence (AI) technology, Lash Group’s eBV solution will accelerate speed to therapy and improve the care delivery experience for patients and providers.

Fiscal Year 2018 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2018 Expectations on an Adjusted (Non-GAAP) Basis

Based upon the Company’s performance in the first three quarters of the fiscal year, and evaluation of current business expectations and lower than previously anticipated operating income contribution from the Lash Group, AmerisourceBergen has updated the following aspects of its fiscal year 2018 financial guidance:

•	Other, which is comprised of businesses focused on Global Commercialization Services and Animal Health, operating income decline in the range of down 4 percent to 7 percent;

•	Adjusted effective tax rate of approximately 22 percent.

All other previously communicated aspects of the Company's fiscal year 2018 financial guidance and assumptions remain the same.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on August 2, 2018. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 326-1011. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 451454.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conferences in the coming months:

•Baird Global Healthcare Conference, September 5-6, New York; and the
•Morgan Stanley Annual Global Healthcare Conference, September 12-14, New York.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 21,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #12 on the Fortune 500, with more than $150 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; declining reimbursement rates for pharmaceuticals; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; increased public concern over the abuse of opioid medications; prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs, including the reserve recorded in connection with the proceedings with the United States Attorney’s Office for the Eastern District of New York; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including principally with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company’s tax positions and/or the Company’s tax liabilities or adverse resolution of challenges to the Company’s tax positions; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; suspension of production of CSPs; failure to realize the expected benefits from our reorganization and other business process initiatives; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; declining economic conditions in the United States and abroad; financial market volatility and disruption; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; the loss, bankruptcy or insolvency of a major supplier; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets (including with respect to foreign operations), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of H. D. Smith and PharMEDium, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the effects of disruption from the transactions on the respective businesses of the Company and H. D. Smith and the fact that the transactions may make it more difficult to establish or maintain relationships with employees, suppliers, customers and other business partners; the disruption of the Company’s cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company’s business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2018	% of Revenue	Three Months Ended June 30, 2017	% of Revenue	% Change

Revenue	$43,142,309		$38,707,144		11.5%

Cost of goods sold	41,930,968		37,627,269		11.4%

Gross profit [1]	1,211,341	2.81%	1,079,875	2.79%	12.2%

Operating expenses:
Distribution, selling, and administrative	626,548	1.45%	525,463	1.36%	19.2%
Depreciation and amortization	120,045	0.28%	99,519	0.26%	20.6%
Employee severance, litigation, and other [2]	75,553		284,517
Total operating expenses	822,146	1.91%	909,499	2.35%	(9.6)%

Operating income	389,195	0.90%	170,376	0.44%	128.4%

Other (income) loss	(3,158)		1,398
Interest expense, net	47,151		35,603		32.4%

Income before income taxes	345,202	0.80%	133,375	0.34%	158.8%

Income tax expense	67,327		83,023

Net income	277,875	0.64%	50,352	0.13%	451.9%

Net income attributable to noncontrolling interest	(2,066)		—

Net income attributable to AmerisourceBergen Corporation	$275,809	0.64%	$50,352	0.13%	447.8%

Earnings per share:
Basic	$1.26		$0.23		447.8%
Diluted	$1.25		$0.23		443.5%

Weighted average common shares outstanding:
Basic	218,569		218,676		—%
Diluted	220,760		221,873		(0.5)%
 ________________________________________

[1]
Includes a $35.6 million gain from antitrust litigation settlements, $16.1 million LIFO credit, and $12.0 million of remediation costs related to one of PharMEDium's compounding facilities in the three months ended June 30, 2018. Includes $24.7 million LIFO credit in the three months ended June 30, 2017.

[2]
Includes $4.8 million of employee severance, $39.0 million of litigation and opioid-related costs primarily related to opioid lawsuits, investigations, and related initiatives, and $31.7 million of other costs related to business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the three months ended June 30, 2018. Includes $0.4 million of employee severance, $273.4 million for litigation settlements, and $10.7 million of other costs due to acquisition-related deal and integration costs, other restructuring initiatives and business transformation efforts in the three months ended June 30, 2017.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2018	% of Revenue	Nine Months Ended June 30, 2017	% of Revenue	% Change

Revenue	$124,642,499		$114,023,811		9.3%

Cost of goods sold	121,062,823		110,649,829		9.4%

Gross profit [1]	3,579,676	2.87%	3,373,982	2.96%	6.1%

Operating expenses:
Distribution, selling, and administrative	1,802,496	1.45%	1,567,853	1.38%	15.0%
Depreciation and amortization	344,569	0.28%	293,268	0.26%	17.5%
Employee severance, litigation, and other [2]	143,023		317,517
Total operating expenses	2,290,088	1.84%	2,178,638	1.91%	5.1%

Operating income	1,289,588	1.03%	1,195,344	1.05%	7.9%

Other loss (income) [3]	26,289		(3,958)
Interest expense, net	131,652		109,874		19.8%
Loss on consolidation of equity investments	42,328		—
Loss on early retirement of debt	23,766		—

Income before income taxes	1,065,553	0.85%	1,089,428	0.96%	(2.2)%

Income tax (benefit) expense	(356,335)		380,357

Net income	1,421,888	1.14%	709,071	0.62%	100.5%

Net loss attributable to noncontrolling interest	3,229		—

Net income attributable to AmerisourceBergen Corporation	$1,425,117	1.14%	$709,071	0.62%	101.0%

Earnings per share:
Basic	$6.52		$3.25		100.6%
Diluted	$6.44		$3.20		101.3%

Weighted average common shares outstanding:
Basic	218,698		218,336		0.2%
Diluted	221,297		221,698		(0.2)%
 ________________________________________

[1]
Includes a $35.9 million gain from antitrust litigation settlements, $34.5 million of remediation costs related to one of PharMedium's compounding facilities, and $16.1 million LIFO credit in the nine months ended June 30, 2018. Includes $82.9 million LIFO credit and a $1.4 million gain from antitrust litigation settlements in the nine months ended June 30, 2017.

[2]
Includes $33.2 million of employee severance, $49.5 million of litigation and opioid-related costs primarily related to opioid lawsuits, investigations, and related initiatives, and $60.3 million of other costs related to business transformation efforts, acquisition-related deal and integration costs, and other restructuring initiatives in the nine months ended June 30, 2018. Includes $0.3 million of employee severance, $289.4 million for litigation settlements, and $27.8 million of other costs due to acquisition-related deal and integration costs, other restructuring initiatives and business transformation efforts in the nine months ended June 30, 2017.

[3]	Includes $30.0 million impairment on a non-customer note receivable in the nine months ended June 30, 2018.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share

GAAP	$1,211,341	$822,146	$389,195	$345,202	$67,327	$(2,066)	$275,809	$1.25

Gain from antitrust litigation settlements	(35,600)	—	(35,600)	(35,600)	(9,678)	—	(25,922)	(0.12)

LIFO credit	(16,142)	—	(16,142)	(16,142)	(4,391)	—	(11,751)	(0.05)

PharMEDium remediation costs	12,043	(3,458)	15,501	15,501	3,860	—	11,641	0.05

Acquisition-related intangibles amortization	—	(45,916)	45,916	45,916	11,152	(402)	34,362	0.16

Employee severance, litigation, and other	—	(75,553)	75,553	75,553	19,484	—	56,069	0.25

Loss on early retirement of debt	—	—	—	—	(376)	—	376	—

Adjusted Non-GAAP	1,171,642	697,219	474,423	430,430	87,378	(2,468)	340,584	1.54

Less non-wholly owned subsidiaries	60,634	53,008	7,626	4,653	—	(2,468)	2,185	0.01

Adjusted Non-GAAP excluding non-wholly owned subsidiaries	$1,111,008	$644,211	$466,797	$425,777	$87,378	$—	$338,399	$1.53

Adjusted Non-GAAP % change vs. prior year quarter	11.0%	19.4%	0.7%	(1.1)%	(25.7)%		7.2%	7.7%

Adjusted Non-GAAP, excluding non-wholly owned subsidiaries, % change vs. prior year quarter	5.3%	10.3%	(0.9)%	(2.2)%	(25.7)%		6.5%	7.0%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.81%	2.72%
Operating expenses	1.91%	1.62%
Operating income	0.90%	1.10%
 ________________________________________

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to ABC	Diluted Earnings Per Share

GAAP	$1,079,875	$909,499	$170,376	$35,603	$133,375	$83,023	$50,352	$0.23

Warrants expense [1]	—	—	—	(1,049)	1,049	184	865	—

Gain from antitrust litigation settlements	—	—	—	—	—	55	(55)	—

LIFO credit	(24,723)	—	(24,723)	—	(24,723)	(6,009)	(18,714)	(0.08)

Acquisition-related intangibles amortization	—	(40,946)	40,946	—	41,041	10,758	30,283	0.14

Employee severance, litigation, and other [2]	—	(284,517)	284,517	—	284,517	29,556	254,961	1.15

Adjusted Non-GAAP	$1,055,152	$584,036	$471,116	$34,554	$435,259	$117,567	$317,692	$1.43	[3]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.79%	2.73%
Operating expenses	2.35%	1.51%
Operating income	0.44%	1.22%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 Includes $273.4 million for litigation settlements with no corresponding income tax benefit.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2018
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Loss Attributable to Noncontrolling Interest	Net Income Attributable to ABC	Diluted Earnings Per Share

GAAP	$3,579,676	$2,290,088	$1,289,588	$1,065,553	$(356,335)	$3,229	$1,425,117	$6.44

Gain from antitrust litigation settlements	(35,938)	—	(35,938)	(35,938)	(9,775)	—	(26,163)	(0.12)

LIFO credit	(16,142)	—	(16,142)	(16,142)	(4,391)	—	(11,751)	(0.05)

PharMEDium remediation costs	34,549	(3,458)	38,007	38,007	10,338	—	27,669	0.13

Acquisition-related intangibles amortization	—	(130,267)	130,267	130,392	35,469	(1,071)	93,852	0.42

Employee severance, litigation, and other	—	(143,023)	143,023	143,023	38,905	—	104,118	0.47

Loss on consolidation of equity investments	—	—	—	42,328	—	—	42,328	0.19

Impairment on non-customer note receivable	—	—	—	30,000	—	—	30,000	0.14

Loss on early retirement of debt	—	—	—	23,766	6,465	—	17,301	0.08

Tax reform [1]	—	—	—	—	587,595	—	(587,595)	(2.66)

Adjusted Non-GAAP	3,562,145	2,013,340	1,548,805	1,420,989	308,271	2,158	1,114,876	5.04

Less non-wholly owned subsidiaries	97,841	93,538	4,303	(2,754)	—	2,158	(595)	—

Adjusted Non-GAAP excluding non-wholly owned subsidiaries	$3,464,304	$1,919,802	$1,544,502	$1,423,743	$308,271	$—	$1,115,471	$5.04

Adjusted Non-GAAP % change vs. prior year period	8.3%	15.5%	0.2%	(1.7)%	(29.2)%		10.3%	10.5%

Adjusted Non-GAAP, excluding non-wholly owned subsidiaries, % change vs. prior year period	5.3%	10.1%	(0.1)%	(1.5)%	(29.2)%		10.4%	10.5%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.87%	2.86%
Operating expenses	1.84%	1.62%
Operating income	1.03%	1.24%

[1]
Includes the impact of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to ABC	Diluted Earnings Per Share

GAAP	$3,373,982	$2,178,638	$1,195,344	$109,874	$1,089,428	$380,357	$709,071	$3.20

Warrants expense [1]	—	—	—	(5,358)	5,358	1,792	3,566	0.02

Gain from antitrust litigation settlements	(1,395)	—	(1,395)	—	(1,395)	(466)	(929)	—

LIFO credit	(82,919)	—	(82,919)	—	(82,919)	(27,735)	(55,184)	(0.25)

Acquisition-related intangibles amortization	—	(117,234)	117,234	—	117,515	39,307	78,208	0.35

Employee severance, litigation, and other [2]	—	(317,517)	317,517	—	317,517	41,876	275,641	1.24

Adjusted Non-GAAP	$3,289,668	$1,743,887	$1,545,781	$104,516	$1,445,504	$435,131	$1,010,373	$4.56

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.96%	2.89%
Operating expenses	1.91%	1.53%
Operating income	1.05%	1.36%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 Includes $289.4 million for litigation settlements with no corresponding tax benefit.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION AND SUBSIDIARIES
GAAP SUPPLEMENTAL INFORMATION
(In thousands)
(unaudited)

	Three Months Ended June 30, 2018
	AmerisourceBergen Corporation and Wholly Owned Subsidiaries	% Change vs. Prior Year Quarter	Non-Wholly Owned Subsidiaries	Noncontrolling Interest	Consolidated AmerisourceBergen Corporation	% Change vs. Prior Year Quarter

Revenue	$42,774,288	10.5%	$368,021	$—	$43,142,309	11.5%
Gross profit	$1,150,707	6.6%	$60,634	$—	$1,211,341	12.2%
Operating expenses	$767,561	(15.6)%	$54,585	$—	$822,146	(9.6)%
Operating income	$383,146	124.9%	$6,049	$—	$389,195	128.4%
Interest expense, net	$40,729	14.4%	$6,422	$—	$47,151	32.4%
Net income	$273,842	443.9%	$4,033	$(2,066)	$275,809	447.8%

	Nine Months Ended June 30, 2018
	AmerisourceBergen Corporation and Wholly Owned Subsidiaries	% Change vs. Prior Year Period	Non-Wholly Owned Subsidiaries	Noncontrolling Interest	Consolidated AmerisourceBergen Corporation	% Change vs. Prior Year Period

Revenue	$124,012,106	8.8%	$630,393	$—	$124,642,499	9.3%
Gross profit	$3,481,835	3.2%	$97,841	$—	$3,579,676	6.1%
Operating expenses	$2,193,810	0.7%	$96,278	$—	$2,290,088	5.1%
Operating income	$1,288,025	7.8%	$1,563	$—	$1,289,588	7.9%
Interest expense, net	$122,270	11.3%	$9,382	$—	$131,652	19.8%
Net income (loss)	$1,426,425	101.2%	$(4,537)	$3,229	$1,425,117	101.0%

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2018	2017	% Change
Pharmaceutical Distribution Services	$41,581,866	$37,255,195	11.6%
Other	1,597,223	1,467,536	8.8%
Intersegment eliminations	(36,780)	(15,587)

Revenue	$43,142,309	$38,707,144	11.5%

	Three Months Ended June 30,
Operating income	2018	2017	% Change
Pharmaceutical Distribution Services	$392,652	$379,976	3.3%
Other	82,296	91,338	(9.9)%
Intersegment eliminations	(525)	(198)
Total segment operating income	474,423	471,116	0.7%

Gain from antitrust litigation settlements	35,600	—
PharMEDium remediation costs	(15,501)	—
LIFO credit	16,142	24,723
Acquisition-related intangibles amortization	(45,916)	(40,946)
Employee severance, litigation, and other	(75,553)	(284,517)

Operating income	$389,195	$170,376

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.07%	2.03%
Operating expenses	1.13%	1.01%
Operating income	0.94%	1.02%

Other
Gross profit	19.40%	20.26%
Operating expenses	14.25%	14.03%
Operating income	5.15%	6.22%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.81%	2.79%
Operating expenses	1.91%	2.35%
Operating income	0.90%	0.44%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.72%	2.73%
Adjusted operating expenses	1.62%	1.51%
Adjusted operating income	1.10%	1.22%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2018	2017	% Change
Pharmaceutical Distribution Services	$119,972,917	$109,798,844	9.3%
Other	4,736,552	4,267,876	11.0%
Intersegment eliminations	(66,970)	(42,909)

Revenue	$124,642,499	$114,023,811	9.3%

	Nine Months Ended June 30,
Operating income	2018	2017	% Change
Pharmaceutical Distribution Services	$1,269,940	$1,243,914	2.1%
Other	279,626	302,079	(7.4)%
Intersegment eliminations	(761)	(212)
Total segment operating income	1,548,805	1,545,781	0.2%

Gain from antitrust litigation settlements	35,938	1,395
PharMEDium remediation costs	(38,007)	—
LIFO credit	16,142	82,919
Acquisition-related intangibles amortization	(130,267)	(117,234)
Employee severance, litigation, and other	(143,023)	(317,517)

Operating income	$1,289,588	$1,195,344

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.17%	2.17%
Operating expenses	1.11%	1.03%
Operating income	1.06%	1.13%

Other
Gross profit	20.20%	21.35%
Operating expenses	14.30%	14.27%
Operating income	5.90%	7.08%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.87%	2.96%
Operating expenses	1.84%	1.91%
Operating income	1.03%	1.05%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	2.86%	2.89%
Adjusted operating expenses	1.62%	1.53%
Adjusted operating income	1.24%	1.36%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2018	2017
ASSETS

Current assets:
Cash and cash equivalents	$2,388,928	$2,435,115
Accounts receivable, net	11,764,614	10,303,324
Merchandise inventories	12,074,347	11,461,428
Prepaid expenses and other	176,512	103,432
Total current assets	26,404,401	24,303,299

Property and equipment, net	1,903,357	1,797,945
Goodwill and other intangible assets	9,713,641	8,877,562
Other long-term assets	288,193	337,664

Total assets	$38,309,592	$35,316,470

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$26,449,542	$25,404,042
Other current liabilities	1,650,129	1,414,123
Total current liabilities	28,099,671	26,818,165

Long-term debt	4,198,112	3,429,934

Accrued income taxes	369,789	84,257
Deferred income taxes	1,877,480	2,492,612
Other long-term liabilities	488,608	427,041

Total equity	3,275,932	2,064,461

Total liabilities and equity	$38,309,592	$35,316,470

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2018	2017

Operating Activities:
Net income attributable to AmerisourceBergen Corporation	$1,425,117	$709,071
Net loss attributable to noncontrolling interest	3,229	—
Net income	1,421,888	709,071
Adjustments to reconcile net income to net cash provided by operating activities [1,2]	(241,226)	522,765
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,107,631)	(1,419,099)
Merchandise inventories	(51,724)	(829,903)
Accounts payable	463,939	876,977
Other [3]	260,797	263,873
Net cash provided by operating activities	746,043	123,684

Investing Activities:
Capital expenditures	(248,359)	(371,428)
Cost of acquired companies, net of cash acquired	(783,262)	(61,633)
Net proceeds from investment securities available-for-sale	—	21,373
Other	5,749	5,122
Net cash used in investing activities	(1,025,872)	(406,566)

Financing Activities:
Net borrowings (repayments) [4]	699,159	(757,252)
Purchases of common stock [5]	(300,444)	(229,928)
Payment of premium on early retirement of debt	(22,348)	—
Exercises of stock options	127,509	94,325
Cash dividends on common stock	(250,964)	(240,168)
Other	(19,270)	(14,460)
Net cash provided by (used in) financing activities	233,642	(1,147,483)

Decrease in cash and cash equivalents	(46,187)	(1,430,365)

Cash and cash equivalents at beginning of period	2,435,115	2,741,832

Cash and cash equivalents at end of period	$2,388,928	$1,311,467

________________________________________

[1]	Includes a $16.1 million LIFO credit in the nine months ended June 30, 2018. Includes an $82.9 million LIFO credit in the nine months ended June 30, 2017.

[2]
Includes $747.4 million benefit for deferred income taxes for the nine months ended June 30, 2018, primarily as a result of applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017 in connection with tax reform.

3 Includes a $269.5 million increase in income taxes payable for the nine months ended June 30, 2018, primarily as a result of a one-time transition tax on historical foreign earnings and profits through December 31, 2017 in connection with tax reform.

4 Net borrowings in the nine months ended June 30, 2018 were primarily used to finance the acquisition of H.D. Smith, which was completed in January 2018.

5 Additional purchases made in June 2018 totaling $25.0 million cash settled in July 2018.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, certain PharMEDium remediation costs, and LIFO expense (credit). Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they are unpredictable and non-recurring expenses. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs relate to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•
Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, and certain PharMEDium remediation costs. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. The acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, as well as PharMEDium remediation costs, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•
Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted interest expense, net: Adjusted interest expense is a non-GAAP financial measure that excludes the interest expense on our $600 million of 1.15% senior notes that were repaid in May 2017 (the “2017 Notes”). The 2017 Notes were issued to fund a special $650 million share repurchase program under which we purchased shares to reduce the dilution related to the warrants that we issued in March 2013 to wholly-owned subsidiaries of Walgreens Boots Alliance, Inc. Management believes that this non-GAAP financial measure is useful to investors in evaluating the Company’s ongoing interest expense, net.

•
Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on consolidation of equity investments, impairment on a non-customer note receivable, and the loss on the early retirement of debt are also excluded from adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted tax rate.

•	Adjusted tax rate: Adjusted tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes.

•
Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted income before income taxes. In addition, the one-time impact of U.S. tax reform ("Tax Reform") is excluded from adjusted net income attributable to ABC. Tax Reform includes a benefit from applying a lower U.S. federal income tax rate to the Company's net deferred tax liabilities as of December 31, 2017, offset in part by a one-time transition tax on historical foreign earnings and profits through December 31, 2017. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted net income (loss) attributable to noncontrolling interest: Adjusted net income attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•
Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium remediation costs; acquisition-related intangibles amortization; employee severance, litigation, and other; loss on consolidation of equity investments; impairment on a non-customer note receivable; the interest expense incurred in connection with the 2017 Notes; and the loss on early retirement of debt; in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of Tax Reform is excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•
Each of the non-GAAP financial metrics discussed in this appendix has been adjusted to exclude non-wholly owned subsidiaries. Management believes that these further adjusted non-GAAP financial measures are useful to investors to provide comparable information to historical non-GAAP financial measures that do not reflect the consolidation of non-wholly owned subsidiaries.

In addition, the Company has provided non-GAAP fiscal year 2018 guidance for diluted earnings per share, operating expense, operating income, and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided 2018 free cash flow guidance. For fiscal year 2018, we have defined the non-GAAP financial measure of free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Consistent with previous guidance, the fiscal 2018 guidance excludes the financial performance of non-wholly owned subsidiaries that were consolidated in our financial statements in the quarter ended March 31, 2018. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

###